July 24, 2019

Virland Johnson
Chief Financial Officer
Live Ventures Incorporated
325 E Warm Springs Road
Suite 102
Las Vegas, NV 89119

       Re: Live Ventures Incorporated
           Form 10-K for the fiscal year ended September 30, 2018
           Filed December 27, 2018
           Form 10-Q for the fiscal quarter ended December 31, 2018 Filed February 13, 2019
           File No. 001-33937

Dear Mr. Johnson:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Real Estate
and
                                                          Commodities